Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – June 9, 2014 – American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.05 cash dividend payment to be distributed on July 17, 2014 to shareholders of record as of July 3, 2014. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend which continues our lengthy history of providing such returns to our shareholders. While short-term challenges exist, this action reflects the long-term confidence that the Board of Directors has in our prospects. We appreciate our investors’ support as we continue to deliver important solutions that enhance crop protection and safeguard public health worldwide.”

Historical Cash Dividends:

	January	April	July	October	Annual
2014	$0.05	$0.05	$0.05
2013	N/A	$0.07	$0.05	$0.05	$0.17
2012	N/A	$0.05	N/A	$0.07	$0.12
2011	N/A	$0.03	N/A	$0.05	$0.08

Notes: A Special Dividend of $0.10 per share was paid in December 2012 and is not included in the 2012 dividend calculation above. The Company revised its dividend payment method from a semi-annual to a quarterly approach beginning in the second half of 2013.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:

American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com